Exhibit 99.1

STRATA Skin Sciences Announces Historic Expansion of CPT Codes for
Reimbursement of 308nm Excimer Laser Treatments, Unlocking Access for
Millions with Inflammatory and Auto-Immune Skin Diseases

HORSHAM, Pa., May 19, 2025 (GLOBE NEWSWIRE) – STRATA Skin Sciences, Inc. (“STRATA” or the “Company”) (NASDAQ: SSKN), a medical technology company dedicated to advancing dermatologic care through innovation, announces that the American Medical Association (AMA) CPT Editorial Panel, in its May, 2025 summary of panel actions (May 2025: CPT® Editorial Summary of Panel Actions | AMA) has accepted revision to CPT codes 96920-96922, expanding reimbursement eligibility for excimer laser treatments to include multiple inflammatory and auto-immune skin conditions beyond their original psoriasis indication. This change reflects over 20 years of clinical evidence and real-world use of STRATA’s XTRAC® Excimer Lasers, a safe, effective, non-drug treatment for patients with chronic inflammatory and autoimmune skin diseases.

The updated CPT descriptor aligns the codes with current FDA clearances and commercial payer coverage guidelines.  The changes are anticipated to reduce systemic denials and the need for prior authorizations. Further, the revised language now explicitly includes the treatment of inflammatory and autoimmune skin conditions, enabling coverage for conditions such as vitiligo, atopic dermatitis, mycosis fungoides, lichen planus, alopecia areata, and cutaneous T-cell lymphoma (CTCL). While currently with more than one million patients having been treated over the last 20 years, only 30% of excimer laser procedures treat non-psoriasis conditions (based on 2023 Medicare data) as these require additional pre-authorization processing.

This change is expected to expand direct and clear reimbursement path and domestic market access from the roughly 10 million psoriasis patients covered today, to over 30 million potential patients, without the need to individually seek pre-determination of coverage, including:

•	3 million with vitiligo

•	16.5 million with atopic dermatitis

•	4.6 million with alopecia areata

STRATA has long advocated for expanding XTRAC excimer laser indications, culminating in a formal CPT Code Change Application submitted by the company in collaboration with leading dermatology experts:

•	Dr. Mark Lebwohl, Dean for Clinical Therapeutics at the Icahn School of Medicine at Mount Sinai, President of the American Academy of Dermatology (AAD) during the 2015–2016

•	Dr. Pearl Grimes, President of the Global Vitiligo Foundation

•	Dr. Elisabeth “Betsy” Richard, Assistant Professor of Dermatology at Johns Hopkins University, Member, Board of Directors, The Photodermatology Society

“We believe this long-anticipated milestone reflects the XTRAC excimer laser’s broader clinical utility,” said Dr. Dolev Rafaeli, STRATA CEO. “This CPT update not only establishes  the use of excimer laser beyond psoriasis, which validates volumes of data demonstrating the utility.  It now also supports our mission to expand access to safe, effective, non-drug dermatologic solutions for patients in need.”

“Phototherapy—and excimer laser in particular—has transformed the treatment landscape for vitiligo and atopic dermatitis,” said Dr. Lebwohl. “This CPT code update strongly validates 308nm excimer laser's broader clinical value and represents a vital step toward expanding patient access.”

Dr. Grimes, President of the Global Vitiligo Foundation, added, “This update is a major victory for the vitiligo community. For too long, insurance coverage has lagged behind clinical practice. Excimer laser is a vital tool in our therapeutic arsenal, and this change will allow more patients to benefit—safely, affordably, and equitably.”

Dr. Richard emphasized the clinical significance, stating,  “Excimer lasers have been a cornerstone of targeted phototherapy for decades. When insurance coverage is limited, patient access to this irreplaceable treatment is jeopardized. This update safeguards the access to excimer laser treatments.”

STRATA expects the expanded CPT code coverage to generate significant commercial growth. Non-psoriasis indications already account for approximately 30% of excimer laser treatment volume, and the updated CPT codes remove key reimbursement barriers.   The Company further anticipates this change will drive broader adoption of the XTRAC platform beyond the existing 1,400 clinics and 4,000 medical providers using it domestically, expand addressable procedure volume, and support accelerated revenue growth under its recurring-use business model.

“This is the inflection point we’ve worked toward for decades,” added Dr. Rafaeli. “From the first vitiligo studies conducted by Mount Sinai’s Icahn School of Medicine in 2002 through hundreds of additional peer-reviewed, published clinical studies worldwide validating the superiority of the 308 nm excimer laser, today’s coding change fulfills our mission to make advanced phototherapy accessible.

“As demonstrated in our XTRAC clinics in China, Japan, and Korea, where a clinic would perform 100 treatments a day, treating a wide array of inflammatory skin diseases provides patients with a safe, effective alternative to drugs, offers providers a reimbursable treatment option, and delivers the lowest-cost solution for payers and insurers. With approximately 850 recurring revenue devices owned by Strata in the United States, the expanded access to the therapy could increase use dramatically,” concluded Dr. Rafaeli.

STRATA is proud of its close collaboration with leading clinical Key Opinion Leaders (KOLs), patient advocacy groups, and the American Academy of Dermatology and looks forward to this next expanded chapter.

About STRATA Skin Sciences, Inc.

STRATA Skin Sciences is a medical technology company dedicated to developing, commercializing, and marketing innovative products for the in-office treatment of various dermatologic conditions, such as psoriasis, vitiligo, and acne. Its products include the XTRAC® excimer laser, VTRAC® lamp systems, and the TheraClear®X Acne Therapy System.

STRATA is proud to offer these exciting technologies in the U.S. through its unique Partnership Program. STRATA’s popular partnership approach includes a fee per treatment cost structure versus an equipment purchase, installation and use of the device, on-site training for practice personnel, service and maintenance of the equipment, dedicated account and customer service associates, and co-op advertising support to help raise awareness and promote the program within the practice.

Safe Harbor

This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to launch and sell products recently acquired or to be developed in the future, the Company’s ability to develop social media marketing campaigns, direct to consumer marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions labor supply shortages, or supply chain interruptions resulting from fiscal, political factors, tariffs,  international conflicts, responses, or conditions affecting the Company, the medical device industry and our customers and patients in general, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contact:
CORE IR
516-222-2560
IR@strataskin.com